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                                                                         (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of Harding, Loevner Funds, Inc.:

We consent to the use of our reports dated December 22, 2008, with respect to the financial statements and financial highlights of Harding, Loevner Funds, Inc.(comprising, the Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, Global Equity Portfolio, Institutional Emerging Markets Portfolio, International Equity Portfolio, and International Small Companies Portfolio), incorporated herein by reference, as of October 31, 2008, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 22, 2008